EXHIBIT 23.1


The Board of Directors
The MacReport.Net, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Capraro, Centofranchi Kramer & Co. P.C.
Certified Public Accountants

South Huntington, New York;
October 2, 2001